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                                                                    EXHIBIT 10.1

                             (O'CHARLEY'S(R) LOGO)

November 11, 2004

Mr. Lawrence E. Hyatt

Dear Larry:

It is my pleasure to make you this offer of employment for the position of Chief Financial Officer, Secretary and Treasurer of O'Charley's Inc. effective November 15, 2004. You have made an extremely positive impression on everyone you have met and we are confident you can make a significant contribution to our future success.

This letter summarizes our offer of employment subject to the Board of Director's election of you to the Chief Financial Officer position and the Compensation and Human Resources Committee of the Board's approval of the terms of your employment. Subject to your agreement to the following, we would expect to have such approvals promptly.

The major parts of our offer include:

         o        Annual Base Salary: $350,000

         o 2005 Annual Incentive Bonus: Our Compensation and Human Resources Committee meets annually to establish corporate and individual goals for bonus compensation. Typically, for senior executives, targeted levels of earnings per share are established at that meeting and bonus is calculated based on your achieving individual goals and the Company achieving Threshold (30% of Base Salary), Target (60% of Base Salary), or Superior (120% of Base Salary) performance measures. Based on this practice, I would anticipate the following approximate bonus targets for you based on 2005 performance:

                        Threshold                Target              Superior
                        ---------                ------              --------
                         $105,000               $210,000             $410,000

         o        Long-term incentive compensation:

                  The following awards would be granted to you upon commencement of employment:

                  o 5,000 shares of Restricted Stock vesting equally over three years

                  o 20,000 shares of Performance-based Restricted Stock - vesting based on the performance of the Company over a three year period

                  It is has been our practice to provide an annual long-term incentive value target equal to 115% of Base Salary for the Chief Financial Officer position. The Compensation and Human Resources Committee of the Board of Directors reviews this target annually.



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         o        Sign-on bonus - 6,000 shares of Restricted Stock vesting
                  equally over three years.

         o Relocation - The Company will pay for or reimburse you for your costs (on an after tax basis) to relocate to the Nashville area, subject to a maximum of $100,000 without the Company's prior approval.

         o        Annual Car Allowance -- $25,000

         o        Employee Benefits - all management level employee benefits

         o Change in Control Provision - in the event of a Change in Control of the Company and subsequent termination without cause or by you for "good reason", you would be eligible for certain benefits including 150% of average base salary and 150% of the highest bonus paid in any of the previous three years.

         o        Severance arrangement-

                  o If your employment is terminated by the Company without cause or is terminated by you for good reason within thirty-six months of the date of employment, you would receive the following:

                           - Base salary as of the date of termination will continue for twelve months

                           - Target Level Bonus will be paid over a twelve-month period

                           - Management level employee benefits will continue for a twelve-month period

Larry, we are looking forward to your joining the O'Charley's team and helping us move to an even higher level of success. Please let me know if the foregoing is acceptable by signing where indicated below.

Very truly yours,


/s/ Gregory L. Burns
--------------------------
Gregory L. Burns
Chairman and CEO

GLB/jl


Acknowledged and Agreed to this 11th day of November, 2004.


/s/ Lawrence E. Hyatt
--------------------------
Lawrence E. Hyatt